UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2022

ARCTURUS THERAPEUTICS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38942	33-0595345
(State or other jurisdiction of incorporation)	(Commission File Number)	( I.R.S. Employer Identification No.)

10628 Science Center Drive, Suite 250

San Diego, California 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 900-2660

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	ARCT	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On November 1, 2022, Arcturus Therapeutics Holdings Inc. (“Arcturus”) entered into a Collaboration and License Agreement (the “Collaboration Agreement”) with CSL Seqirus, Inc., a part of CSL Limited (“CSL Seqirus”), one of the world’s leading influenza vaccine providers, for the research, development, manufacture and global commercialization of self-amplifying mRNA vaccines.

CSL Seqirus will receive exclusive global access to Arcturus’ technology for vaccines against SARS-CoV-2 (COVID-19), influenza and three other globally prevalent respiratory infectious diseases. Specifically, the Collaboration Agreement grants CSL Seqirus a license to Arcturus’ STARRTM mRNA technology and LUNAR® lipid-mediated delivery, as well as mRNA drug substance and drug product manufacturing expertise. CSL Seqirus would also receive global non-exclusive access to Arcturus’ intellectual property rights in the field of pandemic preparedness (i.e., pathogens identified as priority diseases by the World Health Organization), with the right to convert to an exclusive license.

Arcturus will receive an up-front payment of $200 million. Arcturus will be eligible to potentially receive development milestones totaling more than $1.3 billion if all products are registered in the licensed fields. Arcturus will also be entitled to potentially receive up to $3 billion in commercial milestones based on “net sales” of vaccines in the various fields. In addition, Arcturus is entitled to receive a 40% share of net profits from COVID-19 vaccine sales and up to low double digit royalties of annual net sales for vaccines against influenza and the other three specified infectious disease pathogens, as well as royalties on revenues from vaccines that may be developed for pandemic preparedness. Entitlement to all such payments is subject to the strict conditions, requirements, royalties reduction provisions and other limitations set forth in the Collaboration Agreement.

The Collaboration Agreement sets forth how Arcturus and CSL Seqirus shall collaborate to research and develop vaccine candidates. In the COVID-19 field, Arcturus will lead activities for certain regulatory filings for ARCT-154 in the US and Europe and for research and development activities of a next-generation COVID vaccine candidate. CSL Seqirus will lead and be responsible for all other research and development in COVID-19, influenza and the other fields. Arcturus will provide to CSL Seqirus a credit against milestone payments over five years to offset expenses of research and development activities on non-COVID-19 programs that Arcturus conducts at the request of CSL Seqirus. CSL Seqirus will have the sole exclusive right to commercialize any products that may be developed.

The Collaboration Agreement will not become effective until expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. Either party may terminate the Collaboration Agreement on a field-by-field basis for material breach by the other party, following notice and opportunity to cure. CSL Seqirus may also terminate the Collaboration Agreement in its entirety or on a field-by-field basis for any reason or no reason whatsoever, but may not exercise this termination “for convenience” of the entire agreement or with respect to the influenza field prior to the first commercial sale of a “vaccine product” in the US, Japan, Australia or specified European countries. The Collaboration Agreement may also be terminated by CSL Seqirus for safety reasons, clinical data nonviability, commercial nonviability and other specified reasons.

The Collaboration Agreement allows Arcturus to fulfill its obligations under its award from the Biomedical Advanced Research and Development Authority (BARDA) relating to rapid pandemic influenza response and announced by Arcturus in August 2022.

The foregoing is only a partial summary of the material terms of the Collaboration Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Collaboration Agreement that will be filed as an exhibit to a subsequent filing on a periodic report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release dated November 1, 2022

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 1, 2022

	By:	/s/ Joseph E. Payne
	Name:	Joseph E. Payne
	Title:	Chief Executive Officer